UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Exchange Act of 1934

Date of Report (Date of earliest event reported) May 25, 2004

SIMMONS FIRST NATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Arkansas (State or other jurisdiction of incorporation or organization)	0-6253 (Commission file number)	71-0407808 (I.R.S. employer identification No.)
501 Main Street, Pine Bluff, Arkansas (Address of principal executive offices)	71601 (Zip Code)
(870) 541-1000 (Registrant’s telephone number, including area code)

ITEM 5.       OTHER EVENTS and REGULATION FD DISCLOSURE

         The following is the text of a press release issued by the registrant at 8:15 A. M. Central Standard Time on May 25, 2004.

SIMMONS ADOPTS NEW STOCK REPURCHASE PROGRAM

        Pine Bluff, AR — — J. Thomas May, chairman and chief executive officer of Simmons First National Corporation (NASDAQ NM: SFNC), has announced the substantial completion of the existing stock repurchase program and the adoption by the Board of Directors of a new stock repurchase program. The new program authorizes the repurchase of up to 5% of the outstanding stock, or 733,485 shares of Class A common stock. The shares are to be purchased from time to time at prevailing market prices, through open market or unsolicited negotiated transactions, depending upon market conditions.

        The Corporation may discontinue purchases at any time that management determines additional purchases are not warranted. SFNC intends to use the repurchased shares to satisfy stock option exercises, payment of future stock dividends and general corporate purposes.

        “Within its recent trading range, we believe our stock is an excellent investment”, May said. “The repurchase program will allow us to acquire shares needed for corporate purposes as well as make an investment in our organization which demonstrates our commitment and confidence in its future.”

        Under the repurchase program, there is no time limit for the stock repurchases, nor is there a minimum number of shares that the Corporation intends to repurchase.

        Simmons First National Corporation is a financial holding company with eight community banks in Pine Bluff, Lake Village, Jonesboro, Rogers, Searcy, Russellville, El Dorado, and Hot Springs, Arkansas. Upon completion of a recently announced branch acquisition scheduled for June 2004, the Company’s eight banks will conduct financial operations from 79 offices, of which 77 are financial centers, in 45 communities.

###

FOR MORE INFORMATION CONTACT:

Barry L. Crow
Executive Vice President and Chief Operating Officer
Simmons First National Corporation
870-541-1350
Ticker symbol: SFNC

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 25, 2004	SIMMONS FIRST NATIONAL CORPORATION /s/ Robert A. Fehlman ———————————————————— Robert A. Fehlman, Senior Vice President and Chief Financial Officer